                      NEWS
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Cooper Tire & Rubber Company Reports
First Quarter 2020 Results; Withdraws Outlook for 2020

FINDLAY, Ohio, May 7, 2020 – Cooper Tire & Rubber Company (NYSE: CTB) today reported a first quarter 2020 net loss of $12 million, or diluted loss per share of $0.23, compared with net income of $7 million, or $0.14 diluted earnings per share, for the same period last year.

First Quarter Highlights

•	Unit volume decreased 15.8 percent compared to the first quarter of 2019.

•	Net sales decreased 14.1 percent to $532 million.

•	Operating loss was $6 million, or 1.2 percent of net sales, compared to operating profit of $26 million, or 4.3 percent of net sales, in 2019.

•	Operating results include approximately $11 million of restructuring charges related to the transition at the company's now wholly owned Mexico manufacturing facility.

•
At the end of the first quarter, Cooper had $433 million in unrestricted cash and cash equivalents compared with $212 million in 2019. To maximize financial flexibility, the company drew down $270 million on its revolving credit facilities during the quarter.

“Cooper’s priorities during this unprecedented time have continued to be the health and safety of our employees, responsibilities to our broader communities, and commitments to our customers as well as all other key stakeholders. I am exceedingly proud of how Cooper employees around the globe, driven by our purpose, mission and values, have risen to the challenges,” said Cooper President & Chief Executive Officer Brad Hughes.

“We entered this challenging period caused by the global pandemic with a strong team and strategic plan, a solid cash position and borrowing capacity, appropriate inventory levels and a flexible global manufacturing footprint. Cooper was tracking well against our strategic initiatives and previously stated financial goals and had considerable momentum.

"In response to the coronavirus, we temporarily shut down our manufacturing plants for various periods of time while we continued to operate our distribution centers around the world. At the same time, we took several actions to improve liquidity. As we have communicated over recent weeks, our China, U.S. and Serbia manufacturing plants are back in operation. These facilities will continue to ramp up as conditions improve. Meanwhile, our U.K. and Mexico facilities remain temporarily closed.

“Overall, we believe Cooper is in a good position to benefit when the economy recovers. Over the past two years, we have transformed our company into a consumer driven organization with Cooper products now more available where consumers want to buy tires. We believe that our value proposition -- high quality tires at an affordable price -- will be even more compelling for consumers in the future economy, and our heritage of manufacturing tires in the U.S. for U.S. drivers will become even more important coming out of this period of uncertainty.  Our research suggests consumer confidence in the Cooper brand is growing, and we believe that we stand to be a consumer tire partner of choice.”

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Cooper Q1 2020—2
Consolidated Results

Cooper Tire	Q1 2020 ($M)	Q1 2019 ($M)	Change
Net Sales	$532	$619	(14.1%)
Operating Profit	$(6)	$26	(123.6%)
Operating Margin	(1.2)%	4.3%	(5.5	) ppts.

First quarter net sales were $532 million compared with $619 million in the first quarter of 2019, a decrease of 14.1 percent. First quarter net sales were negatively impacted by $98 million of lower unit volume and $4 million of unfavorable foreign currency impact, partially offset by $15 million of favorable price and mix. Operating loss was $6 million compared with operating profit of $26 million in the first quarter of 2019. Key drivers included $30 million of higher manufacturing costs, $18 million of lower unit volume, $6 million of higher restructuring costs and $2 million of higher other costs, which were partially offset by $12 million of favorable raw material costs, $6 million of favorable price and mix, and $6 million lower SG&A expenses.
Cooper's first quarter raw material index decreased 6.0 percent compared to the first quarter of 2019. The raw material index increased 0.6 percent sequentially from 149.8 in the fourth quarter of 2019 to 150.7 in the first quarter of 2020.

The effective tax rate for the first quarter was (5.5) percent compared with 46.9 percent for the same period the prior year. The tax rate for the first quarter of 2020 included $4 million of additional unrecognized tax benefit related to the tax deductibility of certain business expenses incurred during the quarter. The tax rate for the first quarter of 2019 included the impact of final regulations related to U.S. income tax reform.
At the end of the first quarter, Cooper had $433 million in unrestricted cash and cash equivalents compared with $212 million at the end of the first quarter of 2019. To maximize financial flexibility, the company drew down $270 million on its revolving credit facilities during the quarter. In addition, Cooper has taken temporary actions to improve liquidity, including:

•	Reduced working capital, capital expenditures and discretionary spending.

•	Reduced salaries for executive leadership and the majority of salaried employees, and reduced cash retainers for members of our Board of Directors.

•	Suspended discretionary pension contributions and company contributions to employee 401(k) plans.

•	Furloughed a number of hourly and salaried employees.

Capital expenditures in the first quarter were $55 million, compared with $60 million, in the same period a year ago. First quarter selling, general and administrative (SG&A) expenses decreased 9.9 percent compared to the first quarter of 2019.
Return on invested capital was 6.3 percent for the trailing four quarters.

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Cooper Q1 2020—3
Americas Tire Operations

Americas Tire Operations	Q1 2020 ($M)	Q1 2019 ($M)	Change
Net Sales	$457	$515	(11.2%)
Operating Profit	$10	$39	(73.1%)
Operating Margin	2.3%	7.5%	(5.2	) ppts.

First quarter net sales in the Americas segment decreased 11.2 percent as a result of $61 million of lower unit volume and $1 million of unfavorable foreign currency impact, which were partially offset by $4 million of favorable price and mix. For the quarter, segment unit volume was down 11.9 percent compared to the same period a year ago.
Cooper’s first quarter total light vehicle tire shipments in the U.S. decreased 11.9 percent. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. decreased 12.3 percent. Total industry shipments (including an estimate for non-USTMA members) decreased 10.4 percent for the period.

First quarter operating profit was $10 million, or 2.3 percent of net sales, compared with $39 million, or 7.5 percent of net sales, for the same period in 2019. Operating profit included $14 million of lower unit volume, $19 million of unfavorable manufacturing and $11 million of higher restructuring costs. This was partially offset by $10 million of favorable raw material costs and $5 million of price and mix.

International Tire Operations

International Tire Operations	Q1 2020 ($M)	Q1 2019 ($M)	Change
Net Sales	$102	$144	(28.8%)
Operating Loss	$(10)	$(1)	N.M.
Operating Margin	(10.0)%	(0.9)%	(9.1	) ppts.

First quarter net sales in the International segment decreased 28.8 percent as a result of $46 million of lower unit volume and $4 million of unfavorable foreign currency impact, which were partially offset by $8 million of favorable price and mix. For the quarter, segment unit volume was down 31.8 percent compared to the same period a year ago.
The segment's first quarter operating loss was $10 million compared with an operating loss of $1 million in the first quarter of 2019. The quarter included $11 million of higher manufacturing costs, $4 million of lower unit volume and $1 million of higher other costs. This was partially offset by $1 million of lower raw materials and $1 million of favorable price and mix compared to the same period a year ago. The first quarter of 2019 also included $5 million of restructuring costs related to Cooper Tire Europe's decision to cease light vehicle tire production at its Melksham, England facility, positively impacting the year-over-year comparison.
Outlook

Due to the rapidly evolving environment and continued uncertainties resulting from the coronavirus pandemic, Cooper withdraws its previously announced full year 2020 outlook, which was issued on February 24.  “We cannot at this time predict the extent or duration of the pandemic and its impacts on our financial and operating results for the full year. Given that the coronavirus will likely have a significant impact on the second quarter, we believe it will be the most challenging quarter of our year for operating profit. We have dramatically scaled back our capital expenditure plans, and now expect full year 2020 capital expenditures to be between $140 and $160 million, but this is dependent on the duration and severity of the pandemic.  With this and other actions, we do not currently believe we will have a substantial cash usage in the second quarter. Overall, we are confident in our ability to weather the storm,” said Hughes.

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Cooper Q1 2020—4

“Prior to the pandemic, we were on pace relative to our original outlook, validating that our strategic plan remains the right path for our future. We entered this challenging period with a strong balance sheet and financial flexibility. While we will face uncertainty and many challenges, we believe Cooper will overcome the impacts of the coronavirus and we look forward to the opportunities ahead. We expect the economy to improve as the year progresses, and that our results will reflect this. For now, we will continue to focus on doing what is right for employee health and safety, our communities, customers and other key stakeholders.”

First Quarter 2020 Conference Call Today at 10 a.m. Eastern
Management will discuss the financial and operating results for the first quarter, as well as provide a business update, on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at https://services.choruscall.com/links/ctb200507.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.
Forward-Looking Statements
This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters the company anticipates may happen with respect to the future performance of the industries in which it operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such forward-looking statements are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including, but not limited to:

•	the impact of the ongoing coronavirus (COVID-19) pandemic, or similar public health crises, on the company's financial condition, operations, distribution channels, customers and suppliers;

•
changes in the company’s customer or supplier relationships or distribution channels, due to the ongoing COVID-19 pandemic or otherwise, including the write-off of outstanding accounts receivable or loss of particular business for competitive, credit, liquidity, bankruptcy, restructuring or other reasons;

•	the company's ability to resume and maintain full operations at facilities that have been idled due to the COVID-19 pandemic;

•
the costs and timing of restructuring actions and impairments or other charges resulting from such actions, including restructuring and related actions in Europe and at the company's manufacturing facility in Mexico, after the company's purchase of the remaining noncontrolling interest in such facility in January, or from adverse industry, market or other developments, including the impact of the COVID-19 pandemic;

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;

•	the failure to achieve expected sales levels;

•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;

•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;

•
changes to tariffs or trade agreements, or the imposition of new or increased tariffs or trade restrictions, imposed on tires, raw materials or manufacturing equipment which the company uses, including changes related to tariffs on tires, raw materials and tire manufacturing equipment imported into the U.S. from China or other countries;

•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;
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Cooper Q1 2020—5

•	changes in economic and business conditions in the world, including changes related to the COVID-19 pandemic and to the United Kingdom’s decision to withdraw from the European Union;

•	the inability to obtain and maintain price increases to offset higher production, tariffs, raw material or energy costs;

•
a disruption in, or failure of, the company’s information technology systems, including those related to cybersecurity, could adversely affect the company’s business operations and financial performance;

•	increased competitive activity, including actions by larger competitors or lower-cost producers;

•	the failure to develop technologies, processes or products needed to support consumer demand or changes in consumer behavior, brand perceptions, and preferences, including changes in sales channels;

•	consolidation or other cooperation by and among the company’s competitors or customers;

•
inaccurate assumptions used in developing the company’s strategic plan or operating plans, or the inability or failure to successfully implement such plans or to realize the anticipated savings or benefits from strategic actions;

•	risks relating to investments and acquisitions, including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;

•
the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;

•
the failure to successfully ramp up production at the company's new ACTR joint venture to produce TBR tires according to plans, and the ability to find and develop alternative sources for TBR products;

•	government regulatory and legislative initiatives including environmental, healthcare, privacy and tax matters;

•	changes in interest or foreign exchange rates or the benchmarks used for establishing the rates;

•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;

•	failure to implement information technologies or related systems, including failure by the company to successfully implement ERP systems;

•	the risks associated with doing business outside of the U.S.;

•	technology advancements;

•	the inability to recover the costs to refresh existing products or develop and test new products or processes;

•	failure to attract or retain key personnel;

•
changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate or expected return on plan assets assumptions, changes to participant behavior, or changes to related accounting regulations;

•	changes in the company’s relationship with its joint venture partners or suppliers, including any changes with respect to its former PCT joint venture's production of TBR products;

•	tax-related issues, including the ability to support certain tax positions, the impact of tax reform legislation and the inability to utilize deferred tax assets;

•
a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time; and

•	the inability to adequately protect the company’s intellectual property rights.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

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Cooper Q1 2020—6
The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule. The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ after tax operating profit, utilizing the company’s adjusted effective tax rate, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.
About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:                        Media Contact:
Jerry Bialek                            Anne Roman
419.424.4165                            419.429.7189
investorrelations@coopertire.com                    alroman@coopertire.com

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Cooper Tire & Rubber Company
Condensed Consolidated Statements of Operations
(Unaudited)

(Dollar amounts in thousands except per share amounts)
	Three Months Ended March 31,
	2020	2019
Net sales	$531,694	$619,163
Cost of products sold	475,781	530,904
Gross profit	55,913	88,259
Selling, general and administrative expense	51,211	56,855
Restructuring expense	10,930	4,973
Operating (loss) profit	(6,228)	26,431
Interest expense	(5,007)	(8,314)
Interest income	1,696	3,380
Other pension and postretirement benefit expense	(4,210)	(9,362)
Other non-operating income	1,773	1,380
(Loss) Income before income taxes	(11,976)	13,515
Income tax (benefit) provision	(659)	6,337
Net (loss) income	(11,317)	7,178
Net income attributable to noncontrolling shareholders' interests	274	199
Net (loss) income attributable to Cooper Tire & Rubber Company	$(11,591)	$6,979

(Loss) Earnings per share:
Basic	$(0.23)	$0.14
Diluted	(0.23)	0.14

Weighted average shares outstanding (000s):
Basic	50,236	50,100
Diluted	50,236	50,378

Segment information:
Net Sales
Americas Tire	$457,055	$514,936
International Tire	102,387	143,785
Eliminations	(27,748)	(39,558)

Operating profit (loss):
Americas Tire	$10,416	$38,789
International Tire	(10,279)	(1,339)
Unallocated corporate charges	(6,951)	(10,453)
Eliminations	586	(566)

Cooper Tire & Rubber Company
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollar amounts in thousands)
	March 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$433,362	$212,331
Notes receivable	13,676	12,514
Accounts receivable	509,280	540,813
Inventories	501,604	563,736
Other current assets	46,224	54,829
Total current assets	1,504,146	1,384,223

Property, plant and equipment, net	1,022,152	1,010,715
Operating lease right-of-use assets, net	86,878	97,646
Goodwill	18,851	18,851
Intangibles, net	108,181	117,433
Deferred income tax assets	33,162	26,923
Investment in joint venture	48,472	—
Other assets	10,875	21,377
Total assets	$2,832,717	$2,677,168

Liabilities and Equity
Current liabilities:
Short-term borrowings	$277,844	$20,074
Accounts payable	230,675	268,780
Accrued liabilities	208,767	248,029
Income taxes payable	2,485	4,993
Current portion of long-term debt and finance leases	15,477	173,974
Total current liabilities	735,248	715,850

Long-term debt and finance leases	301,920	121,305
Noncurrent operating leases	61,249	72,730
Postretirement benefits other than pensions	227,249	235,974
Pension benefits	146,095	144,908
Other long-term liabilities	165,102	138,183
Deferred income tax liabilities	114	—
Total parent stockholders' equity	1,177,712	1,186,640
Noncontrolling shareholders' interests in consolidated subsidiaries	18,028	61,578
Total liabilities and equity	$2,832,717	$2,677,168

Cooper Tire & Rubber Company
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(Dollar amounts in thousands)
	Three Months Ended March 31,
	2020	2019
Operating activities:
Net (loss) income	$(11,317)	$7,178
Adjustments to reconcile net income (loss) to net cash used in operations:
Depreciation and amortization	37,807	37,298
Stock-based compensation	390	869
Change in LIFO inventory reserve	(8,563)	(168)
Amortization of unrecognized postretirement benefits	8,385	9,131
Changes in operating assets and liabilities:
Accounts and notes receivable	11,772	2,278
Inventories	(41,123)	(81,354)
Other current assets	(7,848)	(2,170)
Accounts payable	(20,422)	2,740
Accrued liabilities	(91,414)	(63,228)
Other items	7,964	(8,986)
Net cash used in operating activities	(114,369)	(96,412)
Investing activities:
Additions to property, plant and equipment and capitalized software	(54,827)	(59,867)
Proceeds from the sale of assets	65	38
Net cash used in investing activities	(54,762)	(59,829)
Financing activities:
Issuances of short-term debt	273,587	6,608
Repayment of short-term debt	(4,308)	—
Repayment of long-term debt and finance lease obligations	(2,594)	(797)
Acquisition of noncontrolling shareholder interest	(62,272)	—
Payments of employee taxes withheld from share-based awards	(910)	(1,158)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(5,277)	(5,262)
Issuance of common shares related to stock-based compensation	177	—
Net cash provided by (used in) financing activities	198,403	(609)
Effects of exchange rate changes on cash	(875)	(1,058)
Net change in cash, cash equivalents and restricted cash	28,397	(157,908)
Cash, cash equivalents and restricted cash at beginning of period	413,125	378,246
Cash, cash equivalents and restricted cash at end of period	$441,522	$220,338

Cash and cash equivalents	$433,362	$212,331
Restricted cash included in Other current assets	6,669	6,410
Restricted cash included in Other assets	1,491	1,597
Total cash, cash equivalents and restricted cash	$441,522	$220,338

Cooper Tire & Rubber Company
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(Dollar amounts in thousands)

RETURN ON INVESTED CAPITAL (ROIC)
	Trailing Four Quarters Ended March 31, 2020
Calculation of ROIC			Calculation of Net Interest Tax Effect
Operating profit		$141,795	Adjusted (Non-GAAP) provision for income taxes (c)		$22,965
Adjusted (Non-GAAP) effective tax rate	27.3%		Income before income taxes (d)		$84,179
Income tax expense on operating profit	38,683		Adjusted (Non-GAAP) effective income tax rate (c)/(d)		27.3%
Adjusted operating profit after taxes (a)		103,112
Total invested capital (b)		$1,632,190
ROIC, including noncontrolling equity (a)/(b)		6.3%

Calculation of Invested Capital (five quarter average)
	Equity	Long-term debt and finance leases	Current portion of long-term debt and finance leases	Short-term borrowings	Total invested capital
March 31, 2020	$1,195,740	$301,920	$15,477	$277,844	$1,790,981
December 31, 2019	1,327,733	309,148	10,265	12,296	1,659,442
September 30, 2019	1,268,463	120,657	173,578	16,188	1,578,886
June 30, 2019	1,254,026	120,624	173,766	19,656	1,568,072
March 31, 2019	1,248,218	121,305	173,974	20,074	1,563,571
Five quarter average	$1,258,836	$194,731	$109,412	$69,212	$1,632,190

Calculation of Trailing Four Quarter Income and Expense Inputs
Quarter-ended:	Operating (loss) profit as reported	Income tax (benefit) provision as reported	Income tax overlay*	Adjusted (benefit) provision for income taxes	Income before income taxes as reported
March 31, 2020	$(6,228)	$(659)	$—	$(659)	$(11,976)
December 31, 2019	63,583	(8,554)	18,606	10,052	44,317
September 30, 2019	52,769	7,721	—	7,721	36,729
June 30, 2019	31,671	5,851	—	5,851	15,109
Trailing four quarters	$141,795	$4,359	$18,606	$22,965	$84,179
*The company recorded an income tax benefit of $18,606 as a result of the implementation of a business realignment strategy in Europe in the fourth quarter of 2019.